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                                                                     Exhibit 2.2



                                                     February 23, 2004




D. Gary Marron,
Director Asset Management
Government Properties Trust, Inc.
10250 Regency Circle Suite 100
Omaha, Nebraska 68114

Re: FBI Building -Pittsburgh, Pennsylvania (the "Property")

Dear Gary:

In our conference call this afternoon, you indicated that you needed extensions of the "Inspection Period," as defined in Section 6. of our Purchase and Sale Agreement for the above Property, dated January 19, 2004 (the "Agreement"), relative to three specific due diligence issues. The issues that you identified were (1) Title, (2) Environmental, and (3) the Tax Increment Financing on the Property (the "TIF") and how it affected the projected NOI for the Property for the year 2004 and your ultimate valuation of the Property.

The Seller of the Property, Oxford Development Company/South Side I, L.P. ("Seller"), is willing to grant such extensions of the Inspection Period relative to each of those three identified issues (but only as to those three identified issues), upon the following terms and conditions:

1. Recognizing that you only received the Title Commitment for the Property on February 9, 2004, Seller is willing to extend the Inspection Period relative to title until close of business (i.e. 5:00 p.m. E.S.T.) on Monday, March 1, 2004. Buyer shall have until that time in which to provide notice to Seller of a "Defect in Title," as contemplated in Section 4.3 of the Agreement. Buyer's failure to give such notice by the end of business on Monday 1,2004 shall be deemed a waiver of any further right to claim a Defect in Title disclosed by the Commitment or otherwise known to Buyer which existed on the "Effective Date" (as identified in the Agreement) as a reason to terminate the Agreement and receive back the Earnest Money Deposit, and any such Defect in Title shall thereafter be deemed a "Permitted Exception," as also defined in the Agreement.

2. With respect to the environmental condition of the Property, Seller is willing to grant an extension of the Inspection Period until the same end of day on Monday March 1, 2004. Buyer shall have the right to terminate the Agreement by notice to Seller given prior to the end of business on Monday March 1, 2004 if it is dissatisfied for any reason with the environmental condition of the Property. Delivery of such notice shall entitle Buyer to receive the return of its Earnest Money Deposit as provided for in the Agreement. Failure of Buyer to provide such written notification to Seller of its dissatisfaction with the environmental condition of the Property by end of business on Monday March 1, 2004 shall be deemed to be Buyer's acceptance of the environmental condition of the Property.


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3. Relative to the TIF on the Property, Seller is agreeable to granting Buyer a fifteen (15) day extension of the Inspection Period as to this specific issue, which extension will expire at the close of business on Tuesday March 9, 2004. Buyer shall have until said end of business on Tuesday March 9, 2004 within which to notify Seller that it is dissatisfied with the TIF on the Property and the valuation pertinent to such financing and that it is electing, for said specific reason, to terminate the Agreement and receive back its Earnest Money Deposit.

Hopefully, should there be such dissatisfaction with the TIF and the valuation of the Property pertinent to such financing, Buyer will notify Seller of this fact well in advance of the end of such fifteen (15) day extension period and Seller and Buyer shall utilize their diligent, good faith best efforts to negotiate, reach and document a binding agreement and understanding with regard to the TIF and the valuation of the Property during such fifteen (15) day extension period. Prior to the end of such fifteen (15) extension period we will either have an agreement relative to the TIF and the valuation of the Property pertinent to such financing, and the Earnest Money Deposit will become non-refundable, or the Buyer can exercise its termination rights under the existing Purchase and Sale Agreement. as amended by this letter, and receive the return of its Earnest Money Deposit.

It is specifically understood and agreed, however, that the consideration for Seller's agreeing to the above extensions of the Inspection Period, as they relate specifically to title, environmental and the TIF, is Buyer's agreement that it is now satisfied with its due diligence as to all other aspects of the Property, and Buyer's agreement that all other such aspects of the Property (other than title, environmental and the TIF) shall not constitute a basis for Buyer's being able to terminate the Agreement and receive the return of its Earnest Money Deposit.

Kindly signify your agreement to the terms of this letter by executing this letter in the place provide below for your signature.

                         Very truly yours,

                         OXFORD DEVELOPMENT COMPANY/SOUTH SIDE I, L.P.

                                 By:  Development Partner, Inc. General Partner


                                      By:  /s/ Steven J. Guy
                                           ------------------------------
                                           Steven J. Guy, Vice President


Accepted this 23rd day of February 2004


GEN-NET Lease Income Trust, Inc.

By:  /s/ D. Gary Marron
     ---------------------------
     D. Gary Marron